Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-208697, 333-204567, 333-211834, 333-215783, and 333-218160) and Form F-3 (No. 333-211765) of Galapagos NV (the “Company”) of our reports dated March 22, 2018, relating to the consolidated financial statements of the Company and its subsidiaries and the effectiveness of internal control over financial reporting of the Company, appearing in the annual report on Form 20-F of the Company for the year ended December 31, 2017.

Zaventem, March 22, 2018

/s/ Gert Vanhees
DELOITTE Bedrijfsrevisoren/Reviseurs d’Entreprises
BV o.v.v.e. CVBA/SC s.f.d. SCRL
Represented by Gert Vanhees